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Exhibit 15.1

May 3, 2004

Beckman Coulter, Inc.
4300 N. Harbor Boulevard
Fullerton, CA 92834-3100

        Re: Registration Statement No. 333-114457, 333-100904, 333-24851, 333-37429, 33-31573, 33-41519, 33-51506, 33-66990, 33-66988, 333-69291, 333-59099, 333-69249, 333-69251, 333-72896 and 333-72892

        With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 3, 2004 related to our review of interim financial information.

        Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Orange County, California

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  Exhibit 15.1